Exhibit 10.2
August 31, 2009

Dear Mike,

I am pleased to offer you employment with Cray as Vice President and General Counsel. In this position you will report to Peter Ungaro, President and CEO.

Your bi-weekly base salary will be $8,846.15 ($230,000 annualized). In addition, you will participate in the annual executive bonus plan as approved from time to time by the Board of Directors. Your target bonus will be 50% of your base salary ($230,000 annualized) to commence in 2009 and will be based on performance. Annual payout of this bonus will range from 0 to 150% of the target bonus, although for 2009, your bonus potential will be prorated and based on Cray’s Adjusted Operating Income (we will use the same AOI target for you as is carried by Peter Ungaro). For 2009 only, we will set your minimum bonus at 100% of your target level, therefore your 2009 bonus range will be 100-150% of your target bonus.

When you become an employee you will receive an option to purchase 100,000 shares pursuant to Cray’s Stock Option Plan. The options vest over four years, with 25% vesting after one year and the remaining options vesting monthly over the following 36 months.

Obviously, we all hope that the Company prospers, that the Company’s stock reflects that success, and that the stock becomes a valuable investment for you.

You will be considered a Vice President for purposes of the Cray Executive Severance Policy.

Cray provides a variety of benefits including:

•	health and dental care

•	life insurance

•	Section 125 Flexible Spending Plan

•	401 (k) Plan

•	stock purchase plan.

Your salary and benefits are subject to periodic modification.

As a condition of employment, all new employees are required to present documentation that confirms their identity and eligibility for employment in the United States. On your first day of employment with Cray, you will be asked to execute an “Employment Eligibility Certification” attesting to such. Your employment is further conditioned on executing our standard Confidentiality Agreement.

Copies of the relevant plans and documents will be sent to you separately once you have accepted our offer of employment.

This employment opportunity, which Cray offers, is of indefinite duration and will continue as long as both you and Cray consider it of mutual benefit. Either you or Cray are free to terminate the employment relationship at will (without cause) and at any time.

We consider the terms of this offer to be confidential, except as disclosure may be required by the federal securities laws. Your employment would commence on a date that is agreed upon between you and Peter Ungaro but is currently expected to be in the early October timeframe.

I’m sure that you know how excited we are about the chance to work closely with you. While there clearly is a lot of work ahead, there should also be a lot of success and fun. To indicate your acceptance of this offer, please sign and return one copy of this letter to my confidential fax number.

Sincerely,

/s/ Linda Howitson

Linda Howitson
Vice President, Human Resources
Cray Inc.

Accepted by: /s/ Michael C. Piraino , this 2nd day of September 2009